Exhibit 4.1

                                 LOAN AGREEMENT

                              entered into between

1.       Biofrontera AG, Hemmelrather Weg 201, 51377 Leverkusen, Germany
                                - hereinafter also referred to as the "COMPANY"-

2. DNAPrint genomics, Inc., 900 Cocoanut Ave. Sarasotar, FL 34236, USA
                                     - hereinafter also referred to as "LENDER"-

         Hereinafter this loan agreement is also referred to as the AGREEMENT.

1.       GRANT OF LOAN

1.1 The Lender herewith grants a loan in the total amount of EUR 140,000.00 (GRANTED LOAN) to the Company payable in one installment of EUR 140,000.00.

1.2 The Granted Loan shall be paid out on December 27, 2004 to the Company's bank account 704 545301 with Deutsche Bank AG, Leverkusen, bank code 375 700 64. The credit entry in the Company's account shall be decisive. The payment shall be made by bank wire transfer, in immediately available funds, free of all costs and charges.

2.       REPAYMENT

         Subject to clause 3 and unless this Agreement is terminated earlier the Granted Loan is due for repayment on December 31, 2005 (the DUE DATE). If this Agreement is terminated pursuant to Clause 5(a) to 4(d) the Granted Loan is due and repayable two weeks after the termination has become effective. If this Agreement is terminated pursuant to Clause 5(e) the Granted Loan is due immediately.

3.       CONVERSION

3.1 Instead of repaying the Granted Loan and interest pursuant to Clause 4 in cash the Company is entitled to repay the Granted Loan and the interest by issuing non-par value registered shares as voting preference shares class B with a proportional amount of the Company's share capital of EUR 1.00 each (PREFERRED B) to the Lender. The Lender is entitled to convert its repayment and interest claims into Preferred B as provided for in this Clause 3 (the Company's and DNAPrint's rights described in this Clause are also referred to as the CONVERSION RIGHT).

3.2 The Company is entitled to exercise the Conversion Right at any time prior to the Due Date, provided it did not rescind the DNAPrint Investment Agreement of September 2004. DNAPrint is entitled to exercise the Conversion Right if the authorized capital provided for in sec. 11.1 of the DNAPrint Investment Agreement of September 2004 is


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         registered with the commercial  register or the Company's  shareholders agreed to provide the new Preferred B in any other way.

3.3 Each Preferred B shall grant the right to participate in profits from 1st January, 2005. Each Preferred B shall grant one vote.

3.4 The Company is entitled to exercise or fulfil the Conversion Right either by issuing the Preferred B in consideration of cash or in consideration of a contribution in kind each as described in Subclause 3.5.

3.5 The Company may request at its sole discretion - subject to the subscription rights of the Company's shareholders - from the Lender either

         (a) To subscribe for Preferred B issued in consideration of contributing the Lender's repayment and interest claims under this Agreement in relation to the Granted Loan to the Company (by assigning or waiving it); or

         (b) To subscribe for Preferred B issued at the lowest issue price pursuant to s. 9 of the German Stock Corporations Act (AKTG) in consideration of a cash contribution and to contribute the Lender's repayment and interest claims under this Agreement in relation to the Granted Loan to the Company as additional payments in the sense of s. 272 sub-sec. 2 no. 4 of the German Commercial Code (HGB).

3.6 The Company shall inform the Lender about the exercise of the Conversation Right without undue delay but not later than one week in advance. If the Conversion Right is exercised by the Lender, the Company shall undertake all steps necessary to effect the conversion without undue delay. The Lender undertakes to make all declarations and acts which are necessary or appropriate to effect the Conversation Right without undue delay at the request of the Company after the Company has provided the Lender with all documents required in connection with the issuance of new Preferred B as provided for in Subclause 3.5.

3.7 The number of Preferred B to be issued by the Company to the Lender pursuant to this Clause shall be calculated on an assumed issue price of EUR 9.27. For calculating the number of Preferred B to be issued in relation to Subclause 3.5(a) that means the sum of the Granted Loan plus interest has to be divided by 9.27 and in relation to Subclause 3.5(b) that means the sum of the Granted Loan plus interest has to divided by 8.27.

4.       INTEREST

4.1      The Granted Loan shall bear interest. The interest rate shall be twelve
         (12) per cent per annum.

4.2 The interest is to be calculated pro rata temporis on the basis of a year with 360 days with 12 months of 30 days each, compounded annually. In the case of repayment of the Granted Loan pursuant to Clause 2, the payment of accrued interest shall become due together with the repayment of the Granted Loan. In the case of conversion interest shall accrue until the Company has provided the Lender with all documents required in connection with the issuance of new Preferred B pursuant to Subclause 3.6.

5.       TERMINATION FOR GOOD CAUSE

         The Company and the Lender shall be entitled to terminate this Agreement in writing with immediate effect for good cause without notice. There shall be deemed good cause justifying termination by both parties under the following circumstances, including but not limited to:


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         (a)      the dissolution of the Company;

         (b) the opening of insolvency proceedings with respect to the assets of the Company or the refusal to open such proceedings due to insufficiency of funds; the filing of an application with a court of competent jurisdiction by the Company seeking the opening of insolvency proceedings with respect to the assets of the Company; the Company becoming unable or failing generally to pay its debts as they become due;

         (c) any breach by the Company or the Lender of material obligations under this Agreement, including but not limited to the repayment of the Granted Loan or the accrued interest within the time limit;

         (d) a change of control of the Company (save for the investment of the Lender itself); and

         (e)      the exercise of the Conversion Right pursuant to Clause 3.

The Lender is additionally entitled to terminate this Agreement if the Company rescinds the DNAPrint Investment Agreement of September 2004. In this case, the Lender may claim immediate repayment of the Granted Loan and accrued but unpaid interest or, at its sole discretion, exercise the Conversion Right pursuant to Clause 3.

6.       NOTICES

6.1 All notices, demands and other communications between the Company and the Lender provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service, overnight mail or personal delivery, if

         (a)      to the Company:   Biofrontera AG,  Hemmelrather Weg 201, 51377
                                    Leverkusen, Germany;

         (b)      to  DNAPrint:     DNAPrint  genomics,  Inc., 900 Cocoanut Ave.
                                    Sarasotar, FL 34236, USA,

         unless notified otherwise by the respective party.

7.       FINAL PROVISIONS

7.1 Each party to this Agreement shall bear its own costs in relation to this Agreement and its performance, including the exercise of the Conversion Right.

7.2 No failure or delay on the part of any of the parties to this Agreement in the exercise or implementation of any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available.

7.3 Amendments and additions to this Agreement and any waiver of and any consent to any departure from any provision of this Agreement requires the consent of all parties and must be made in writing to be effective, to the extent that notarization is not required. This also applies to a waiver of the written form requirement.


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7.4      This Agreement shall be governed exclusively by the laws of the Federal
         Republic of Germany. The application of the provisions of the United Nations Convention on the International Sale of Goods and German rules on Conflict of Laws is hereby explicitly excluded. To the extent that such an agreement is legally valid, the courts of Frankfurt shall have exclusive jurisdiction over this Agreement.

7.5 Should individual terms of this Agreement be or become invalid or unenforceable or should this Agreement contain unintentional gaps, this shall not affect the validity of the remaining terms of this Agreement. In place of the invalid, unenforceable or missing term, such valid term which the parties would reasonably have agreed, had they been aware at the conclusion of this Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Agreement be or become invalid because of the scope of performance for which it provides, then the agreed scope of performance shall be amended to correspond with the extent legally permitted.

7.6 The parties to this Agreement shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

7.7 This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject-matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject-matter.



Leverkusen, December 29, 2004           /s/
                                        ------------------------------------
                                        Biofrontera AG


Sarasota, December29, 2004              /s/
                                        ------------------------------------
                                        DNAPrint genomics Inc.



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